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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LNB Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 33-65034) of LNB Bancorp, Inc. of our report dated June 24, 2005, relating to the statement of assets available for distribution to participants of The Lorain National Bank Employee Stock Ownership Plan as of December 31, 2004 and the related statement of changes in assets available for distribution to participants for the year then ended, which report appears in the December 31, 2005 Annual Report on Form 11-K of The Lorain National Bank Employee Stock Ownership Plan.

/s/ KPMG LLP

Cleveland, Ohio

June 29, 2006